Exhibit 99.1

For Immediate Release             Investor/Media Contact: Dave Prichard
         608-278-6141

Spectrum Brands Holdings Reports Record Results for Fiscal 2012,
Meets or Exceeds Full-Year Financial Guidance

Delivered Strong Growth in Net Income, EPS and Adjusted EBITDA;
Fiscal 2012 Net Sales Reach Record Levels

Company Expects to Close on Accretive HHI Acquisition by End of 2012

Madison, WI, November 14, 2012 -- Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company with market-leading brands, today announced a record performance for fiscal 2012 ended September 30, 2012, with results that met or exceeded financial guidance and strong growth in net income, earnings per share, net sales and adjusted EBITDA.

•	Net income of $48.6 million in fiscal 2012 compared to a net loss of $75.2 million in fiscal 2011.

•
Diluted earnings per share of $0.91 in fiscal 2012 versus a diluted loss per share of $1.47 last year; adjusted earnings per share in fiscal 2012 of $2.28 increased 24.6 percent compared to $1.83 a year ago, the third consecutive year of adjusted EPS growth.

•	Record net sales of $3.25 billion in fiscal 2012 increased 2.1 percent versus $3.19 billion a year ago; excluding negative foreign exchange impact, net sales grew 4.3 percent versus prior year.

•	Operating income increased 32.4 percent to $301.8 million in fiscal 2012 versus $227.9 million a year ago.

•
Record adjusted EBITDA of $485.3 million in fiscal 2012 increased 6.2 percent versus $457.1 million in the prior year; excluding unfavorable foreign exchange impact, adjusted EBITDA grew 9.7 percent versus a year ago.

•
Fiscal 2012 net cash provided from operating activities after purchases of property, plant and equipment (free cash flow) was approximately $208 million, surpassing the Company's goal of at least $200 million of free cash flow and its fiscal 2011 free cash flow of $191 million.

•	Strong liquidity position at fiscal 2012 year-end with a cash balance of approximately $158 million and zero cash drawn on ABL facility.

•
Fiscal 2012 year-end target leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times was achieved with cumulative Senior Secured Term Loan voluntary prepayments of $150 million in the fourth quarter.

Today's earnings report followed the Company's release of certain preliminary, unaudited results for fiscal 2012 on October 22, 2012 in advance of its plans to secure funding for its proposed $1.4 billion cash acquisition of the Hardware & Home Improvement Group (HHI) of Stanley Black & Decker (NYSE: SWK), which was announced on October 9, 2012.

“We delivered a record performance in fiscal 2012, and met or exceeded our financial guidance for the year, despite extraordinary, negative foreign currency impacts, challenging global economies, cautious consumer spending, and ongoing commodity and Asian supply chain cost increases,” said Dave Lumley, Chief Executive Officer of Spectrum Brands Holdings. “On a constant currency basis, our fiscal 2012 results were especially strong. Our solid growth in net income, earnings per share, operating income, adjusted EBITDA and free cash flow demonstrates we are winning in the marketplace through volume growth, retail distribution gains, new products, geographic expansion, select pricing actions, continued spending controls, and investment paybacks from our global cost improvement programs.

“Our performance underscores the strength of our largely non-discretionary, non premium-priced replacement products and brands, and the value they provide to our retail partners and consumers worldwide, especially in this continuing difficult global economy with sluggish retail activity,” Mr. Lumley continued.

“Our Spectrum Value Model is working effectively and resonating more and more with retailers and consumers,” Mr. Lumley said. “We believe consumers are embracing our 'same performance for less price' value brand proposition and are increasingly open to trial and brand conversion. As a result, we are generally outperforming our competition and categories, as significant distribution gains across all of our divisions are driving organic growth and share increases.

“Spectrum Brands is truly on the move, and our record fiscal 2012 performance gives us strong momentum as we focus on delivering another year of steady, measured improvement in fiscal 2013,” he said.

“These are especially exciting times for our Company as we remain on track to close our accretive acquisition of HHI by the end of 2012,” Mr. Lumley said. “This transformational acquisition will enhance our Company's top-line growth, margins and free cash flow profile, while bringing us scale and product diversity, stronger relationships with core retail partners, attractive cross-selling opportunities, and a new platform for significant future global growth. Spectrum Brands' time is now.”

Fiscal 2012 Consolidated Financial Results
Spectrum Brands Holdings reported record consolidated net sales of $3.25 billion for fiscal 2012, a 2.1 percent increase compared to $3.19 billion for fiscal 2011. The improvement was driven by higher revenues in the Home and Garden and Global Pet Supplies segments, which included $53.5 million of net sales from the acquisitions of the Black Flag®/TAT® brands and FURminator® completed on November 1, 2011 and December 22, 2011, respectively. Excluding the negative foreign exchange impact of $73.1 million, fiscal 2012 net sales grew 4.3 percent versus fiscal 2011.
The Company reported gross profit for fiscal 2012 of $1.12 billion versus $1.13 billion last year. Fiscal 2012 gross profit margin decreased to 34.3 percent from 35.4 percent in fiscal 2011. The decrease in gross profit and gross profit margin was driven by $36 million of negative foreign currency impacts, a $17 million increase in commodity prices and costs from sourced goods, primarily from Asia, and a $12 million increase in costs due to changes in product mix. Partially offsetting the gross profit decline were increased organic sales which contributed $31 million of gross profit and fiscal 2012 acquisitions which contributed $23 million of gross profit.

Driven primarily by synergies from the Russell Hobbs acquisition, the non-recurrence of asset impairment charges, lower acquisition and integration charges, and savings from cost reduction initiatives, operating income for fiscal 2012 of $301.8 million increased 32.4 percent compared to $227.9 million a year ago. Operating income as a percentage of net sales improved more than 200 basis points to 9.3 percent versus the prior year's 7.2 percent.
Spectrum Brands swung to net income of $48.6 million, or $0.91 per diluted share, for fiscal 2012 on average shares and common stock equivalents outstanding of 53.3 million, compared to a net loss of $75.2 million, or $1.47 diluted loss per share, for fiscal 2011 on average shares and common stock equivalents outstanding of 51.1 million. Adjusted for certain items in both years, which are presented in Table 3 of this press release and that management believes are not indicative of the Company's ongoing normalized operations, Spectrum Brands reported adjusted diluted earnings per share of $2.28, a non-GAAP measure, for fiscal 2012, an increase of 24.6 percent compared to $1.83 last year. This represented the third consecutive year of increased adjusted earnings per share.
For the third consecutive year, Spectrum Brands delivered record consolidated adjusted EBITDA for fiscal 2012 of $485.3 million, a 6.2 percent increase versus $457.1 million in fiscal 2011. EBITDA is a non-GAAP measurement of profitability which the Company believes is a useful indicator of the operating health of the business and its trends. Adjusted EBITDA as a percentage of net sales for fiscal 2012 improved to a record 14.9 percent compared to 14.3 percent last year. The improved adjusted EBITDA was predominantly driven by increases in the Company's Global Pet Supplies and Home and Garden segments, which included adjusted EBITDA of $19.1 million from the acquisitions of FURminator® and the Black Flag®/TAT®brands. Excluding the results from acquisitions, adjusted EBITDA for fiscal 2012 grew 2.0 percent versus prior year. Fiscal 2012 adjusted EBITDA was negatively impacted by $16.4 million of foreign exchange. Excluding the negative foreign exchange impact, fiscal 2012 adjusted EBITDA grew 9.7 percent.

Fiscal 2012 Fourth Quarter Consolidated Financial Results

Spectrum Brands Holdings reported consolidated net sales of $832.6 million for the fourth quarter of fiscal 2012, a slight increase compared to $827.3 million for fiscal 2011. Higher revenues for the Global Pet Supplies and Home and Garden segments, including net sales from the previously mentioned FURminator® and Black Flag®/TAT® brands acquisitions, more than offset lower net sales for the Global Batteries & Appliances segment, which was primarily due to the planned exit from certain low margin North American small appliances promotional business. Excluding the negative foreign exchange impact of $29.3 million, fiscal 2012 fourth quarter net sales grew 4.2 percent.

Gross profit and gross profit margin for the fourth quarter of fiscal 2012 of $280.0 million and 33.6 percent, respectively, were essentially unchanged compared to $280.5 million and 33.9 percent last year. Driven primarily by the non-recurrence of asset impairment charges, operating income of $67.6 million for the fourth quarter of fiscal 2012 more than doubled versus $32.8 million in the prior year. Operating income as a percentage of net sales of 8.1 percent in the fourth quarter of fiscal 2012 also more than doubled compared to 4.0 percent in fiscal 2011.
Spectrum Brands swung to net income of $5.5 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2012 on average shares and common stock equivalents outstanding of 53.1 million, compared to a net loss of $33.8 million, or $0.65 diluted loss per share, a year ago on average shares and common stock equivalents outstanding of 51.9 million, which included a pre-tax, non-cash intangibles impairment charge of $32.5 million. Adjusted for certain items in both years' fourth quarters, which are presented in Table 3 of this press release, the Company reported adjusted diluted earnings per share of $0.50, a non-GAAP measure, for the fourth quarter of fiscal 2012, an increase of 6.4 percent compared to $0.47 last year.

Fiscal 2012 Fourth Quarter Segment Level Data

Global Batteries & Appliances

The Global Batteries & Appliances segment reported fiscal 2012 fourth quarter net sales of $580.0 million, a decline of 2.2 percent versus $592.9 million a year ago. The net sales increase in the segment's global batteries category was more than offset by decreased revenues in the personal care products and small electrical appliance products categories. Fiscal 2012 fourth quarter segment sales were negatively impacted by $25.3 million of foreign exchange. Excluding the foreign exchange impact, net sales for the segment grew 2.1 percent quarter-over-quarter.

Global battery sales for the fourth quarter were $264.4 million, a 1.5 percent increase compared to $260.5 million a year ago. Excluding the negative foreign exchange impact of $15.7 million, global battery sales increased 7.5 percent in the fourth quarter. In North America, Rayovac market share expansion continued as a result of distribution gains at several new and existing retail accounts. The European battery business, on a constant currency basis, achieved customer gains in all core products and continued its distribution gains in all regions, reinforcing the effectiveness of its market segmentation strategy. The Latin America battery business delivered an improved fourth quarter performance, driven primarily by increased volumes and pricing in Brazil.

Net sales for the global personal care product category of $119.7 million in the fourth quarter of fiscal 2012 declined 1.5 percent versus $121.5 million last year. Increased revenues in Latin America were more than offset by lower net sales in Europe. North America revenues were essentially unchanged. Excluding an unfavorable foreign exchange impact of $5.4 million, global personal care product category net sales increased 2.9 percent for the fourth quarter.

The small electrical appliances product category reported net sales in the fourth quarter of fiscal 2012 of $195.9 million, a decrease of 7.1 percent compared to $211.0 million last year. Higher net sales in Europe and Latin America, driven by market share gains, geographic expansion, new customers and pricing, were more than offset by lower revenues in North America, which were due largely to the planned and continued elimination of low margin promotions. Excluding a negative foreign exchange impact of $4.2 million, net sales for the small electrical appliances product category declined 5.1 percent in the fourth quarter of 2012.

With segment net income, as adjusted, of $55.2 million, the Global Batteries & Appliances segment reported adjusted EBITDA of $77.1 million for the fourth quarter of fiscal 2012 compared to adjusted EBITDA of $76.5 million in the year-earlier quarter, when segment net income was $24.8 million, which included a pre-tax, non-cash intangible asset impairment charge of $23.2 million. Excluding an unfavorable foreign exchange impact of $7.2 million, segment adjusted EBITDA increased 10.2 percent in this year's fourth quarter.

Global Pet Supplies

The Global Pet Supplies segment reported net sales of $166.5 million for the fourth quarter of fiscal 2012, an increase of 8.3 percent versus $153.8 million last year.  The net sales improvement was attributable to higher companion animal net sales, driven primarily by revenues of $11.6 million from the FURminator® acquisition. Excluding an unfavorable foreign exchange impact of $4.0 million, net sales grew 10.9 percent versus the prior year's quarter.

Net income, as adjusted, for the segment was $23.1 million for the fourth quarter of fiscal 2012 versus $6.3 million last year, which included a pre-tax, non-cash intangible asset impairment charge of $8.6 million. Fourth quarter adjusted EBITDA of $35.7 million, including adjusted EBITDA of $4.2 million from the FURminator® acquisition, increased 26.0 percent compared with $28.3 million a year ago. Foreign exchange did not have a material impact on the segment's fourth quarter adjusted EBITDA.

Home and Garden Business
The Home and Garden segment recorded net sales of $86.1 million for the fourth quarter of fiscal 2012, an increase of 6.8 percent compared with $80.6 million last year. The higher revenues were attributable to an increase in household insect control sales, including $7.5 million of revenues from the Black Flag®/ TAT® brands acquisition.
The segment recorded fiscal 2012 fourth quarter net income, as adjusted, of $11.9 million compared to $12.9 million in the year-ago quarter. Fourth quarter adjusted EBITDA of $17.3 million, which included $1.9 million of adjusted EBITDA from the Black Flag®/TAT® brands acquisition, was unchanged from last year.
Liquidity and Debt Reduction

The Company completed fiscal 2012 on September 30, 2012 with a solid liquidity position, including a cash balance of approximately $158 million and zero cash drawn on its ABL Facility.

At the end of fiscal 2012, the Company had approximately $1,665 million at par outstanding under its senior credit facilities, net of unamortized debt premium of approximately $4 million, consisting of a senior secured Term Loan of $370 million, $950 million of 9.5% senior secured notes, and $300 million of 6.75% senior unsecured notes. In addition, the Company had approximately $25 million of letters of credit outstanding.

As a result of solid earnings and strong working capital management, the Company generated record annual free cash flow in fiscal 2012 of $208 million, surpassing its goal of at least $200 million and its fiscal 2011 free cash flow of $191 million.

During the fourth quarter of fiscal 2012, the Company made a total of $150 million of voluntary prepayments along with scheduled amortization of approximately $1 million to reduce its original $750 million Term Loan to approximately $370 million, and reach a year-end leverage ratio (total debt to adjusted EBITDA) of approximately 3.4 times, consistent with its stated target.

Fiscal 2013 Outlook

Spectrum Brands expects fiscal 2013 net sales to increase at or above the rate of GDP, with adjusted EBITDA expected to grow at a higher percentage rate than net sales. The Company anticipates free cash flow of at least $200 million in fiscal 2013.

The Company remains on track to complete its acquisition of the Hardware & Home Improvement Group of Stanley Black & Decker by the end of 2012. Accordingly, Spectrum Brands expects to update its outlook when it reports fiscal 2013 first quarter results in early February 2013.

Conference Call/Webcast Scheduled for 4:30 PM Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 4:30 p.m. Eastern Time today, November 14. To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903. The conference ID number is 64209404. A telephone replay of the conference call will be available through Wednesday, November 28. To access this replay, participants may call 855-859-2056 and use the same conference ID number.

The live audio webcast and replay is available by visiting the Investor Relations home page on the Company's website at www.spectrumbrands.com.
About Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc.

Spectrum Brands Holdings, Inc., a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of batteries, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn & garden and home pest control products, personal insect repellents and portable lighting. Helping to meet the needs of consumers worldwide, the Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Remington®, Varta®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature's Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot® and Black Flag®. Spectrum Brands Holdings' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $3.25 billion in fiscal 2012. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Excluding the impact of currency exchange rate fluctuations may provide additional meaningful information about underlying business trends. In addition, within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Earnings Per Share,” for a complete reconciliation of diluted earnings (loss) per share on a GAAP basis to adjusted diluted earnings (loss) per share, and see attached Table 4, “Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA,” for a reconciliation of GAAP Net Income (Loss) to adjusted EBITDA for the three months and twelve months ended September 30, 2012 versus the three months and twelve months ended September 30, 2011. See attached Table 5, “Reconciliation of Cash Flow from Operating Activities to Free Cash Flow,” for a reconciliation of Net Cash provided from Operating Activities to Free Cash Flow for the twelve months ended September 30, 2012. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also can be a useful measure of a company's ability to service debt and is one of the measures used for determining the Company's debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, the Company's management uses adjusted diluted earnings per share as one means of analyzing the Company's current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. The Company's management believes that free cash flow is useful to both management and investors in their analysis of the Company's ability to service and repay its debt and meet its working capital requirements. Free cash flow should not be considered in isolation or as a substitute for pretax income (loss), net income (loss), cash provided by (used in) operating activities or other statement of operations or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses. The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company's management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company's GAAP financial results and should be read in conjunction with those GAAP results.

Forward-Looking Statements
Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company's ability to meet its expectations for its fiscal 2013 (including its ability to increase its net sales and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) Spectrum Brands Holdings' ability to manage and otherwise comply with its covenants with respect to its significant outstanding indebtedness, (2) our ability to finance, complete the acquisition of, integrate, and to realize synergies from, the combined businesses of Spectrum Brands and the Hardware & Home Improvement Group of Stanley Black & Decker, and from our purchase of 56 percent of the equity of Shaser, Inc., and from other bolt-on acquisitions, (3) risks related to changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (4) changes in consumer demand for the various types of products Spectrum Brands Holdings offers, (5) unfavorable developments in the global credit markets, (6) the impact of overall economic conditions on consumer spending, (7) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (8) changes in the general economic conditions in countries and regions where Spectrum Brands Holdings does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (9) Spectrum Brands Holdings' ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (10) Spectrum Brands Holdings' ability to identify, develop and retain key employees, (11) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in the securities filings of each of Spectrum Brands Holdings, Inc. and Spectrum Brands, Inc., including each of their most recently filed Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q.
Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management's reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market. Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.
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Table 1
SPECTRUM BRANDS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
For the three and twelve months ended September 30, 2012 and September 30, 2011
(Unaudited)
($ in millions, except per share amounts)

	THREE MONTHS			TWLEVE MONTHS
	F2012	F2011	INC(DEC)	F2012	F2011	INC(DEC)
			%			%
Net sales	$832.6	$827.3	0.6%	$3,252.4	$3,186.9	2.1%
Cost of goods sold	551.1	543.9		2,126.9	2,050.2
Restructuring and related charges	1.5	2.9		9.8	7.8
Gross profit	280.0	280.5	(0.2)%	1,115.7	1,128.9	(1.2)%

Selling	129.7	132.8		521.2	536.5
General and administrative	60.7	62.0		218.8	241.7
Research and development	9.3	7.3		33.1	32.9
Acquisition and integration related charges	10.4	5.1		31.1	36.6
Restructuring and related charges	2.3	8.0		9.7	20.8
Intangible asset impairment	—	32.5		—	32.5

Total operating expenses	212.4	247.7		813.9	901.0

Operating income	67.6	32.8		301.8	227.9

Interest expense	41.8	42.4		191.9	208.3
Other (income) expense, net	(1.3)	1.1		0.9	2.5

Income (loss) from continuing operations before income taxes	27.1	(10.7)		109.0	17.1

Income tax expense	21.6	23.1		60.4	92.3
	6
Net income (loss)	$5.5	$(33.8)		$48.6	$(75.2)

Average shares outstanding (a)	51.4	51.9		51.6	51.1

Basic income (loss) per share	$0.11	$(0.65)		$0.94	$(1.47)

Average shares and common stock equivalents outstanding (a) (b)	53.1	51.9		53.3	51.1

Diluted income (loss) per share	$0.10	$(0.65)		$0.91	$(1.47)

(a) Per share figures calculated prior to rounding.
(b) For the three and twelve months ended September 30, 2011, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS HOLDINGS, INC.
Supplemental Financial Data
For the three and twelve months ended September 30, 2012 and September 30, 2011
(Unaudited)
($ in millions)

Supplemental Financial Data	F2012	F2011
Cash	$158.0	$142.4

Trade receivables, net	$335.3	$356.6
Days Sales Outstanding (a)	33	33

Inventory, net	$452.6	$434.6
Inventory Turnover (b)	4.1	3.8

Total debt	$1,669.3	$1,551.6

	THREE MONTHS		TWELVE MONTHS
Supplemental Cash Flow Data	F2012	F2011	F2012	F2011
Depreciation and amortization, excluding amortization of debt
issuance costs	$42.7	$34.5	$133.8	$135.1

Capital expenditures	$13.7	$8.7	$46.8	$36.2

	THREE MONTHS		TWELVE MONTHS
Supplemental Segment Sales & Profitability	F2012	F2011	F2012	F2011

Net Sales
Global Batteries & Appliances	$580.0	$592.9	$2,249.9	$2,254.1
Global Pet Supplies	166.5	153.8	615.5	578.9
Home and Garden	86.1	80.6	387	353.9
Total net sales	$832.6	$827.3	$3,252.4	$3,186.9

Segment Profit
Global Batteries & Appliances	$58.7	$58.4	$244.4	$238.9
Global Pet Supplies	28.1	21.7	85.9	75.6
Home and Garden	13.1	14.2	73.6	65.2
Total segment profit	99.9	94.3	403.9	379.7

Corporate	18.1	13.0	51.5	54.1
Acquisition and integration related charges	3.8	10.9	19.5	28.6
Restructuring and related charges	10.4	5.1	31.1	36.6
Intangible asset impairment	—	32.5	—	32.5
Interest expense	41.8	42.4	191.9	208.3
Other (income) expense, net	(1.3)	1.1	0.9	2.5

Income (loss) from continuing operations before income taxes	$27.1	$(10.7)	$109.0	$17.1

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by average inventory during the period.

Table 3
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Diluted Income (Loss) Per Share to Adjusted Diluted Earnings Per Share
For the three and nine months ended September 30, 2012 and September 30, 2011
(Unaudited)

	THREE MONTHS				TWELVE MONTHS
	F2012		F2011		F2012		F2011
Diluted income (loss) per share, as reported	$0.10		$(0.65)		$0.91		$(1.47)

Adjustments, net of tax:
Acquisition and integration related charges	0.13	(a)	0.06	(b)	0.38	(a)	0.47	(b)
Restructuring and related charges	0.04	(c)	0.14	(d)	0.24	(c)	0.36	(e)
Intangible asset impairment	—		0.41	(f)	—		0.41	(f)
Debt refinancing costs	—		—		0.33	(g)	0.37	(h)
Income taxes	0.23	(i)	0.51	(j)	0.42	(i)	1.69	(j)
	0.40		1.12		1.37		3.30

Adjusted diluted earnings per share	$0.50		$0.47		$2.28		$1.83

(a) For the three and twelve months ended September 30, 2012, reflects $6.8 million, net of tax, and $20.2 million, net of tax, respectively, of acquisition and integration related charges. During the three months ended September 30, 2012, reflects the following: (i) $2.5 million related to the Merger with Russell Hobbs; (ii) $1.2 million related to the acquisition of FURminator; (iii) $1.0 related to the acquisition of Black Flag; and (iv) $2.1 million related to other acquisition activity. During the twelve months ended September 30, 2012, reflects the following: (i) $10.1 million related to the Merger with Russell Hobbs; (ii) $5.3 million related to the acquisition of FURminator; (iii) $2.2 related to the acquisition of Black Flag; and (iv) $2.6 million related to other acquisition activity.

(b) For the three and twelve months ended September 30, 2011, reflects $3.3 million, net of tax, and $23.8 million, net of tax, respectively, of acquisition and integration related charges primarily in connection with the Merger with Russell Hobbs. These charges were primarily costs incurred to integrate the businesses.

(c) For the three and twelve months ended September 30, 2012, reflects $2.4 million, net of tax, and $12.7 million, net of tax, respectively, of restructuring and related charges primarily related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(d) For the three months ended September 30, 2011, reflects $7.1 million, net of tax, of restructuring and related charges related to the Global Cost Reduction Initiatives announced in Fiscal 2009.

(e) For the twelve months ended September 30, 2011, reflects $18.6 million, net of tax, of restructuring and related charges as follows: (i) $16.6 million for the Global Cost Reduction Initiatives announced in Fiscal 2009 and (ii) $2.0 million for the Global Realignment Initiatives announced in Fiscal 2007.

(f) For the three and twelve months ended September 30, 2011, reflects an impairment charge of $21.1 million, net of tax, related to trade names as follows: (i) $15.1 million related to Global Batteries & Appliances; (ii) $5.6 million related to Global Pet Supplies; and (iii) $0.4 million related to the Home and Garden Business. The impairment evaluation was done in accordance with ASC 350, "Intangibles-Goodwill and Other."

(g) For the twelve months ended September 30, 2012, reflects $17.9 million, net of tax, related to the write off of unamortized debt issuance costs in connection with the replacement of the Company's 12% Notes during the fiscal quarter ended April 1, 2012.

(h) For the twelve months ended September 30, 2011, reflects $19.1 million, net of tax, related to the write off of unamortized debt financing costs and original issue discount in connection with the refinancing of the Company's Term Loan during Company's fiscal quarter ended April 3, 2011.

(i) For the three and twelve months ended September 30, 2012, reflects adjustments to income tax expense of $12.1 million and $22.3 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized effective tax rate.

(j) For the three and twelve months ended September 30, 2011, reflects adjustments to income tax expense of $26.9 million and $86.3 million, respectively, to exclude the impact of the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized effective tax rate.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended September 30, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$55.2	$23.1	$11.9	$(21.2)	$(63.4)	$5.5

Income tax benefit	—	—	—	—	21.6	21.6
Interest expense	—	—	—	—	41.8	41.8
Acquisition and integration related charges	3.7	1.8	1.5	3.4	—	10.4
Restructuring and related charges	0.6	3.2	(0.3)	0.1	—	3.8

Adjusted EBIT	59.5	28.1	13.1	(17.7)	—	83.1
Depreciation and amortization (b)	17.6	7.5	4.2	13.4	—	42.7

Adjusted EBITDA	$77.1	$35.7	$17.3	$(4.3)	$—	$125.8

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax benefit and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the twelve months ended September 30, 2012
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$221.6	$69.8	$70.6	$(61.1)	$(252.3)	$48.6

Income tax expense	—	—	—	—	60.4	60.4
Interest expense	—	—	—	—	191.9	191.9
Acquisition and integration related charges	14.9	5.4	2.1	8.6	—	31.1
Restructuring and related charges	7.6	10.1	0.9	1.0	—	19.6

Adjusted EBIT	244.1	85.3	73.6	(51.5)	—	351.5
Depreciation and amortization (b)	63.6	27.7	13.3	29.2	—	133.8

Adjusted EBITDA	$307.7	$113.1	$86.9	$(22.4)	$—	$485.3

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the three months ended September 30, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$24.8	$6.3	$12.9	$(12.2)	$(65.5)	$(33.8)

Income tax expense	—	—	—	—	23.1	23.1
Interest expense	—	—	—	—	42.4	42.4
Acquisition and integration related charges	6.7	—	—	(1.6)	—	5.1
Restructuring and related charges	4.6	6.8	0.6	(1.3)	—	10.9
Intangible asset impairment	23.2	8.6	0.7	—	—	32.5

Adjusted EBIT	59.3	21.7	14.2	(15.1)	—	80.0
Depreciation and amortization (b)	17.2	6.7	3.1	7.6	—	34.5

Adjusted EBITDA	$76.5	$28.3	$17.3	$(7.5)	$—	$114.5

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 4
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
for the twelve months ended September 30, 2011
(Unaudited)
($ in millions)

	Global Batteries & Appliances	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands Holdings, Inc.

Net income (loss), as adjusted (a)	$179.6	$49.1	$61.8	$(65.2)	$(300.6)	$(75.2)

Income tax expense	—	—	—	—	92.3	92.3
Interest expense	—	—	—	—	184.0	184.0
Write-off of unamortized discounts and financing fees (b)	—	—	—	—	24.3	24.3
Acquisition and integration related charges	30.9	0.4	—	5.3	—	36.6
Restructuring and related charges	6.1	16.7	2.7	3.1	—	28.6
Intangible asset impairment	23.2	8.6	0.7	—	—	32.5
Add back accelerated depreciation (c)	(1.0)	—	—	—	—	(1.0)

Adjusted EBIT	238.8	74.8	65.2	(56.8)	—	322.0
Depreciation and amortization (d)	68.1	24.3	12.4	30.4	—	135.1

Adjusted EBITDA	$306.9	$99.1	$77.6	$(26.4)	$—	$457.1

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense and Interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the results of the operating segments and presented within Unallocated Items.

(b) Adjustment reflects the write-off of unamortized deferred financing fees and discounts associated with the refinancing of the Company's Term Loan facility.

(c) Adjustment reflects accelerated depreciation associated with certain restructuring initiatives. Inasmuch as this amount is included within Restructuring and related charges, this adjustment negates the impact of reflecting the add back of depreciation.

(d) Included within depreciation and amortization is amortization of unearned restricted stock compensation.

Table 5
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Cash Flow from Operating Activities to Free Cash Flow for the twelve months ended September 30, 2012
(Unaudited)
($ millions)

Net Cash provided from Operating Activities	$255

Purchases of property, plant and equipment	(47)

Free Cash Flow	$208

Table 6
SPECTRUM BRANDS HOLDINGS, INC.
Reconciliation of Forecasted Cash Flow from Operating Activities to Forecasted Free Cash Flow for the twelve months ending September 30, 2013
(Unaudited)
($ millions)

Forecasted:

Net Cash provided from Operating Activities	$ 250 - 260

Purchases of property, plant and equipment	(50) - (60)

Free Cash Flow	$200